UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: June 12, 2006 (Date of earliest event reported)
International Gold Resources, Inc. (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-50103 (Commission File Number)	71-911780705 (IRS Employer Identification Number)

15321 Main St. NE. 152, Duvall, WA. (Address of principal executive offices)		98019 (Zip Code)
425-844-2535 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

On May 8, 2006, the Company obtained a geological report on its Mahtin property. A summary of the geologist's reports is as follows:

The Mahtin Property is an exploration target for Tombstone Suite plutonic-related gold mineralization. Mahtin is in the McQuesten mineral belt between Dawson City and Mayo. It is an under explored mineral occurrence amongst many that have seen extensive exploration. It is also the only Tombstone Suite stock intruding calcareous Rabbitkettle Formation.

Brewery Creek is on the western end and Dublin Gulch and Keno Hill at the eastern end of the McQuesten mineral belt. The entire Tombstone gold belt extends for some 2000 kilometres across Yukon and Alaska. It hosts deposits located at Donlin Creek (23 M oz Au), Fort Knox (5.4 M oz Au), in Alaska. In the Yukon, Brewery Creek (0.85 M oz Au), and Dublin Gulch (4.1 M oz Au) both located in the same belt as the Mahtin property.

The Mahtin property was held by a prospector from 1988 through to 2002 and very little work was performed on the property. Since 2003, additional soil and rock sampling geochemical analyses and a magnetometer and IP survey were carried out. This work confirmed the previous data from the early 1980's and significantly enhanced the property.

Coincident gold, arsenic, antimony and bismuth soil geochemical anomalies are located along the contact between the Sprague Creek quartz monzonite and Rabbitkettle Formation calcareous siltstones which has a well developed calc-silicate skarn developed over a 4 km by 2 km zone. This area also shows a strong magnetic high over the area of calc-silicate skarn and has returned three samples that assayed 4-6 gm/t gold.

An airborne VTEM survey followed by a 1000 m core drilling program is warranted and recommended for the Mahtin property at an estimated cost of $400,000.

For additional details regarding the report, please see the Report attached hereto as 99.1.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: 28 July, 2006	INTERNATIONAL GOLD RESOURCES, INC. By: Roland Vetter, President & CFO